UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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ORBCOMM Inc.
(Name of Registrant as Specified In Its Charter)

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April 27, 2009

Dear Fellow Shareholder:

Our May 6, 2009 annual meeting of shareholders is less than two weeks away, and we are writing to urge you to take critical action to protect the value of your investment in ORBCOMM. Please sign, date, and return the enclosed WHITE proxy card in support of our director nominees TODAY. Glass Lewis & Co., a leading independent governance analysis firm, earlier this week recommended that shareholders vote FOR ORBCOMM’s director nominees.

Your Board’s nominees have extensive executive, financial, and satellite industry experience and have been instrumental in developing ORBCOMM’s current strategy, which has well positioned the Company to capitalize on long-term industry trends. Indeed, each of our nominees has a proven track record of developing and implementing the right strategy to ensure our financial and customer service goals are met.

ORBCOMM’s Board and management are firmly committed to creating shareholder value. While the past year has seen difficult economic and market conditions, ORBCOMM met its fiscal 2008 financial plan and generated positive Adjusted EBITDA. ORBCOMM’s three-year compounded annual growth rate in subscriber communicators is 60%, well ahead of our satellite-based peers and a market that Harbor Research projects to grow 32.3% from 2008 to 2014. We have taken steps to execute on our core strategy, which we believe has positioned your Company to achieve significant growth without raising additional capital at dilutive prices.

The strategic plan developed by your current Board and management team has already resulted in significant changes that we expect will contribute to future growth. We have increased focus on the government business and are bringing new technology into the market (e.g., dual mode, lower cost modems, and all-in-one products). We have targeted new countries that bring new opportunities for ORBCOMM to expand its sales and distribution channels. We are also rolling out new services, such as the Automatic Identification System (AIS) business, where ORBCOMM stands as the only provider of a commercially available satellite-based AIS service. The AIS business is expected to generate high-margin revenues that will contribute to Adjusted EBITDA and cash flows. Our focus in 2009 is to grow in both subscribers and revenues, improve profitability, and continue to enhance our satellite network through our planned capital investment program. In fact, this strategic plan has already created positive momentum. Some of our recent announcements include:

•	Signed an AIS distribution agreement with Lloyd’s Register — Fairplay (LRF), which integrates the only commercially available global satellite AIS data offering with the international terrestrial based network that has made LRF a leader in the AIS position monitoring market. The agreement with LRF includes a minimum annual license fee to ORBCOMM.

•	ORBCOMM signed several Original Equipment Manufacturer (OEM) agreements in 2009. Manitowac Crane Companies, Inc., the largest manufacturer of cranes in the world, began using the ORBCOMM satellite network for the CraneSTAR crane-tracking and asset management system.

•	Additionally, Hyundai Heavy Industries began using ORBCOMM’s network for global OEM heavy equipment telematics.

THE DISSIDENT’S PLAN: FEES AT YOUR EXPENSE

These facts have all been conveniently ignored by a group of self-serving dissident shareholders who are threatening to disrupt the progress made by your company and cause it to pay above market fees generated through an unnecessary capital raise. In addition to offering no strategic plan to help accelerate the company’s recent momentum, the dissident group, which includes their nominees to the Board, Michael Miron and Steven Chrust, has a number of agreements in place that would be to your detriment as a shareholder if they were to be carried out. According to its proxy statement, Mr. Miron is obligated to use his best efforts to cause ORBCOMM to pay financing fees of $750,000 plus 5% of capital raised with all expenses reimbursed, in connection with the dissident group’s proposed $25 million equity raise. These fees, which amount to $2 million or 8% of the proposed financing, are well above market rates for a public company. As part of the proxy solicitation, the dissidents also aim to receive reimbursements from ORBCOMM for the expenses they incurred in conducting their solicitation that could reach $495,000, and are in addition to the other fees described in this letter and their proxy statement.

Up until just a few days ago, Mr. Chrust had positioned himself to receive 25% of the banking fees incurred in connection with the proposed capital raise, or $500,000, as a “consultant” in the transaction. Only after we publicly questioned these blatant conflicts of interest did Mr. Chrust – just two weeks from the annual meeting, where he is asking for your support to bring “accountability” and “independence” to the board – waive these fees; however, the fees that Mr. Miron must use his best efforts to cause ORBCOMM to pay are still in place. Mr. Chrust has not precluded himself from seeking similar fees in conjunction with other potential deals for ORBCOMM in the future.

These arrangements cause conflicts of interest, which have been described in the dissident’s own proxy filings, brings into question the purported motivations and independence of both Messrs. Miron and Chrust as potential “independent” Board members. Indeed, Glass Lewis in its recommendation raised the issue of Mr. Miron’s conflict of interest with respect to the potential fees originally proposed to be paid to him as a major reason why it urged shareholders to support the Company’s slate of nominees.

WE URGE YOU TO READ THE FOLLOWING EXCERPT FROM AN INDEPENDENT ANALYST’S REPORT ON ORBCOMM DISCUSSING THE DISSIDENT SHAREHOLDERS:

“We do not concur with the remedies proposed by the dissident shareholders and suspect that their actions may be motivated by a classic ‘corporate blackmail’ strategy rather than an altruistic desire to increase shareholder value.”

Chris Quilty at Raymond James*

DISSIDENT PLAN IS FAULTY

As we discussed in our prior letter to you, we believe the plan offered by the dissident group, who collectively represent only 1.1% of ORBCOMM’s outstanding shares, is ill-conceived. Consider the implications of the significant and detrimental changes they contemplate bringing to our business.

Raising at least $25 million in an unnecessary capital raise would be highly dilutive and destroy shareholder value. Raising at least $25 million in the current market would not only be costly and difficult, but it would significantly dilute your holdings in our company. ORBCOMM’s management and Board believes that ORBCOMM has the necessary funds to pay for the build and launch of our second generation satellites using cash on hand and cash flow from operations. ORBCOMM, a company with $81 million in cash, cash equivalents, and restricted cash as of December 31, 2008, virtually no debt, and $25 million in capital expenditures in 2009, has no need to raise money in one of the worst funding environments in history.

We would note that a dilutive capital raise is a similar strategy Mr. Chrust used at Juniper Content Corporation (JNPC). When Mr. Chrust joined JNPC’s board, the stock was $1.05 per share. He subsequently led a $900,000 capital raise and JNPC recently traded at $0.02 per share, hardly a benefit to shareholder value.

Expansion into the VAR business would compete with our customers and require significant capital. The dissident group has proposed a significant shift in our business strategy into the value added reseller (VAR) business, putting ORBCOMM in direct competition with a large portion of our customers. In order to enter this business, ORBCOMM would also need significant manpower and funding, likely in excess of the $25 million proposed by the dissident group. Additionally, the strategy proposed by the dissidents is similar to the strategy that led our predecessor company to build high staff levels, generate cash burn of over $3 million per month, and eventually file for bankruptcy.

The dissident group has repeatedly changed its plans in an attempt to find a message that resonates with investors. Our concern lies with the fact that Messrs. Miron and Chrust have no satellite industry operating experience, and as such, have not been able to provide any projections or substantive analysis on how their ever-changing strategy would lead to increased revenues, cash flow, or shareholder value. Further, it is possible that their aggressive go-to-market plan to enter the VAR business would increase the likelihood ORBCOMM would run out of money before any potential payback can be realized, which would lead to further capital raises, the possibility of more fees, and further dilution to you, our shareholders.

The dissident group is calling for unnecessary management changes. ORBCOMM has made a number of important management changes over the last year. Marc Eisenberg was promoted to CEO only a year ago, but he has played a critical role helping ORBCOMM achieve its financial targets in 2008. Within the past year, we also added a Senior Vice President of operations, a Vice President of business development and sales, and a Vice President investor communications. These executives all play an important role implementing our strategic plan, which we believe offers far more upside for you than the ill-advised plan offered by the dissident shareholders. In addition, the dissidents’ proposed CEO, Michael Miron, has not had an operating position since 2005 and has a litigious past of leading a class-action suit against his co-directors and the top shareholders of his last employer. Mr. Miron’s lone satellite experience consists of his management of a failed investment in GlobalStar, which lost 100% of its value. In stark contrast, our CEO has over seven years of satellite industry experience in what is still a very young industry and has been the driving force behind 1700% growth in subscriber communicators since he joined ORBCOMM. Messrs. Chrust and Miron have no stated operating experience in this industry.

THE DISSIDENT AGENDA CHANGES DAILY

Mssrs. Chrust and Miron claim they will restore “credibility” to the Board. The dissident’s stated plans have changed so often and make so little sense that one has to question what “credibility” this group would bring. Remember, their initial objective was to explore a going-private transaction (and earn significant fees from that transaction). Next, they shifted tactics and said they wanted to pursue a $25 million capital raise (and earn significant fees from this transaction as well). Only after we questioned this blatant conflict of interest did they back away from the fee sharing arrangement, while continuing to advocate the ill-advised capital raise with an above-market fee using an undisclosed investment bank. Similarly, one of the initial strategic objectives of the dissident shareholders was for ORBCOMM to compete with its VARs. Now they have backed away from that idea as well while offering an alternative of working with channel partners to help them develop and deploy applications, which is what ORBCOMM already does.

The dissident group also says it wants to increase shareholder representation on the Board. Yet, this group, which represents only 1.1% of shares outstanding, are seeking to replace directors representing more than 7% of shares outstanding.

SUPPORT YOUR BOARD’S NOMINEES BY VOTING
THE WHITE PROXY CARD TODAY

Your vote is extremely important – no matter how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date, and return the WHITE proxy card TODAY and discard all GOLD proxy cards that you may receive from the dissident group.

IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES: MORROW & CO., LLC, TOLL FREE AT (800) 607-0088 (BANKS AND BROKERS PLEASE CALL (203) 658-9400).

We again thank you for your continued confidence and support.

Sincerely,

The Board of Directors of ORBCOMM Inc.

Jerome B. Eisenberg	Gary H. Ritondaro

Marco Fuchs	Didier Delepine

Hans E. W. Hoffmann	Marc J. Eisenberg

Timothy Kelleher	John Major

Certain Forward Looking Statements

Certain statements contained in this letter may constitute “forward looking statements.” Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

* Permission to use quotation was neither requested nor received